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                                                                   EXHIBIT 3.1


              RESOLUTION OF THE BOARD OF DIRECTORS
                  COASTAL PHYSICIAN GROUP, INC.

                    Amendment to the By-laws

      WHEREAS, the Board of Directors of Coastal Physician Group, Inc. (the "Corporation") believe that the current Bylaws of the Corporation are ambiguous and in need of clarification with regard to the issue of who should preside at the meetings Board of Directors of the Corporation; and

      WHEREAS, the Board of Directors desires to provide such clarification; and

      WHEREAS, the Article IX of the Bylaws of the Corporation allow for the Bylaws to be amended by the Board of Directors;

     NOW, THEREFORE, IT IS

           RESOLVED, that in accordance with Article IX of the Bylaws, the Bylaws of the Corporation are hereby amended in the following manner:

     Section 3.4 is repealed and replaced by the following provision, in its entirety:

           Section  3.4     The President, or  such  other
     individual as may be appointed by the Board of Directors of the Corporation, shall serve as Chairman of the Board of Directors. Subject to the provisions of Section 3.11, the President, or the Chairman if the President and Chairman are different people, shall preside at all meetings of the Board of Directors and perform such other duties as may be directed by the Board.

     Section  3.11  is  repealed  and  replaced   by   the
     following provision, in its entirety:

           Section  3.11   Unless otherwise restricted  by
     the  certificate  of incorporation or  these  bylaws,
     members  of the Board of Directors, or any  committee
     designated by the Board of Directors, may participate
     in  a  meeting  of  the Board of  Directors,  or  any
     committee, by conference telephone or other means by
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     which  all  persons participating in the meeting  can
     hear  each other, and such participation in a meeting
     shall  constitute presence in person at the  meeting.
     If   members   of   the  Board   of   Directors   are
     participating in a meeting of the Board of  Directors
     by  conference telephone or other means and  are  not
     physically present at a single location, and  if  the
     Chairman, or such other person as has been designated
     to  preside at the meeting, is not physically present
     at  the location where the greatest number of members
     are  physically  present,  then  the  President,   if
     different than the Chairman and present as such location, shall preside at the meeting. If neither the Chairman nor the President are physically present at such location, then the Board of Directors shall select from among the members at the location where the greatest number of directors are physically present a person to preside at the meeting.

     Section 5.6 is repealed and replaced by the following provision in its entirety:

           Section 5.6    The President shall be the Chief
     Executive  Officer  of  the  Corporation,  and  shall
     preside (subject to the provisions of Section 3.4 and
     Section 3.11) at all meetings of the stockholders and
     the Board of Directors; shall have general and active
     management  of  the business of the  Corporation  and
     shall  see  that  all orders and resolutions  of  the
     Board  of Directors are carried into effect.  Subject
     to   the  direction  and  control  of  the  Board  of
     Directors and the Executive Committee, if created, he
     shall  have  general  charge and authority  over  the
     business  of the Corporation.  He shall make  reports
     regarding   the  business  and  activities   of   the
     Corporation for the preceding fiscal year to the stockholders at each annual meeting.